EXHIBIT 5.1
[Letterhead of Stephen D. Leasure]

July 29, 2025

Encompass Health Corporation
9001 Liberty Parkway
Birmingham, AL 35242

Re:    Encompass Health Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

In my capacity as deputy general counsel for Encompass Health Corporation, a Delaware corporation (the “Company”), I have examined the Registration Statement on Form S-8 (the “Registration Statement”), in the form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company an aggregate of 12,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the Encompass Health Corporation 2025 Omnibus Performance Incentive Plan (the “Plan”).

In connection with this matter, I have examined originals, or copies identified to my satisfaction, of the Registration Statement and the Plan and the forms of award agreements (collectively, the “Agreements”) relating to the awards to acquire Shares granted under the Plan. I have also examined (i) such corporate records of the Company that I have considered appropriate, including a copy of the certificate of incorporation, as amended and restated, and the bylaws, as amended and restated, of the Company, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, and (ii) such other certificates, agreements and documents as I have deemed relevant and necessary as a basis for the opinion expressed below.

As to factual matters, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such documents.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Based upon the foregoing and subject to the further assumptions and qualifications set forth below, I am of the opinion that the Shares have been duly authorized for issuance and, when issued and delivered in accordance with the terms and conditions of the Plan, for consideration having a value not less than the par value thereof, will be validly issued, fully paid and nonassessable.

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My opinion is limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I am not admitted to the practice of law in the State of Delaware. My opinion is as of the date hereof, and I am under no obligation to advise you of any change in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Yours very truly,

/s/ Stephen D. Leasure
Stephen D. Leasure
Deputy General Counsel*

* Authorized House Counsel licensed to practice law only in North Carolina, not in Alabama.

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